Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of ACNB Corporation and Subsidiaries of our reports dated March 6, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of ACNB Corporation and Subsidiaries, appearing in the Annual Report on Form 10-K of ACNB Corporation for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Philadelphia, Pennsylvania

October 30, 2020